Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:

Spectranetics Corporation John Schulte, Chief Executive Officer Guy Childs, Chief Financial Officer (719) 633-8333 www.spectranetics.com	Lippert/Heilshorn & Associates, Inc. Bruce Voss Ina McGuinness (310) 691-7100 www.Ihai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS THIRD QUARTER RESULTS REFLECT
DISPOSABLE PRODUCT SALES UP 11 PERCENT

COLORADO SPRINGS, Colo. (October 16, 2003) — The Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the third quarter and nine months ended September 30, 2003.

Net income for the third quarter of 2003 was $357,000, or $0.01 per share on a fully diluted basis, up 57% from $227,000, or $0.01 per share on a fully diluted basis, for the third quarter of 2002.

Total revenue for the third quarter of 2003 was $6.9 million, compared with $7.2 million in the third quarter of 2002. Disposable product revenue rose 11% to $5.1 million, compared with $4.6 million last year reflecting 10% and 11% growth in the atherectomy and lead removal disposable product lines, respectively. Equipment product revenue (which includes laser hardware sales and rental fees) was $745,000 in the 2003 third quarter, down from $1.6 million in the same quarter a year ago. The third quarter of 2002 was the final quarter for the Company’s special price promotion on its lasers, a promotion which contributed to strong unit sales.

The worldwide installed base of the Company’s laser systems grew during the quarter to 376, a net increase of eight units.

Gross margin for the quarter was 72%, up from 67% last year, reflecting continued benefit of the larger sales contribution from higher-margin disposable products. Operating expenses for the 2003 third quarter were unchanged at $4.7 million. Cash flow for the quarter was $600,000, increasing the Company’s cash, cash equivalents and investment securities balance to $12.9 million at September 30, 2003.

John G. Schulte, Spectranetics’ president and chief executive officer, said, “We are encouraged by growth in both our coronary atherectomy and lead removal product lines. Growth in these high-margin products allowed us to post our fifth consecutive quarter of profitability and a 57% increase in net income compared with the third quarter of last year.”

On October 2, 2003 Spectranetics announced that the Circulatory System Devices Advisory Panel of the U.S. Food and Drug Administration (FDA) recommended non-approval of the Company’s Pre-Market Approval (PMA) supplement for LACI (Laser Angioplasty for Critical Limb Ischemia). “We are disappointed with the Advisory Panel’s recommendation on what we believe is an important medical treatment, with an undisputed record of safety. We remain committed to gaining approval for our technology to treat this under-served patient population, and hope to meet with FDA officials as soon as possible in order to determine the best course of action for pursuing LACI approval, preferably without conducting additional studies.”

Schulte stated: “Longer term, we believe there is significant growth potential in our coronary business as we focus on the treatment of saphenous vein grafts and acute myocardial infarction (AMI). Enrollment in our 250-patient CORAL registry is underway. For AMI, we anticipate commencing enrollment in the fourth quarter of an 80-patient feasibility registry to study the role of the excimer laser in treating heart attack patients.”

Year-To-Date Financial Results

For the nine months ended September 30, 2003 net income totaled $551,000, or $0.02 per share on a fully diluted basis, compared with a net loss of $2.0 million, or $0.09 per share, during the first nine months of 2002. Excluding proxy contest and settlement obligation charges, the net loss during the first nine months of 2002 was $212,000, or $0.01 per share.

Revenue for the nine months ended September 30, 2003 was $20.4 million compared with $20.7 million during the same period last year. Year-to-date 2003 disposable product revenue was $15.3 million, up 11% compared with last year. On a product line basis, atherectomy disposable product revenue was down 1% and lead removal disposable product revenue increased 24% compared with the same period last year. Equipment revenue was $2.3 million, down 41% from last year, and service revenue was $2.9 million, up 3% from last year.

Gross margin for the first nine months of 2003 was 71%, compared with 68% in the first nine months of 2002, again reflecting a more favorable product mix of a greater proportion of disposable product sales.

Company Reiterates 2003 Financial Guidance

Management reiterated previous guidance for the full-year 2003, with total revenues in the range of $27.5 million to $28.0 million. The revenue guidance reflects decreased equipment revenue compared with last year as a result of a planned shift toward rental and evaluation laser placements versus laser unit sales. Net income guidance for the year remains unchanged in the range of $500,000 to $1 million.

Conference Call

Spectranetics will hold a conference call to discuss third quarter financial results and the LACI Advisory Panel meeting, beginning at 11:00 a.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 for domestic callers, or +(706) 634-2467 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or +(706) 645-9291 for international callers, and entering reservation code 3102641. The conference call also will be available via the Internet live and for 14 days following the completion of the call, on the investor section of the company’s Web site at www.spectranetics.com.

About Spectranetics

Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Our CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, the treatment of in-stent restenosis prior to radiation therapy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, and product defects. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Revenue	$6,901	$7,157	$20,423	$20,679
Cost of revenue	1,954	2,363	5,853	6,660

Gross margin	4,947	4,794	14,570	14,019
Gross margin %	72%	67%	71%	68%
Operating expenses:
Selling, general and administrative	3,735	3,556	11,431	10,973
Research, development and other technology	916	1,096	2,748	3,531
Proxy contest and settlement obligations	—	—	—	1,837

Total operating expenses	4,651	4,652	14,179	16,341

Operating income (loss)	296	142	391	(2,322)
Other income, net	61	85	160	273

Net income (loss)	$357	$227	$551	$(2,049)

Earnings (loss) per common and common equivalent share — basic and diluted—	$0.01	$0.01	$0.02	$(0.09)

Weighted average shares outstanding
Basic	24,346	23,876	24,211	23,786
Diluted	26,188	23,978	25,478	23,786

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	September 30,	December 31,
	2003	2002

Assets
Current assets
Cash, cash equivalents and securities	$12,908	$11,430
Accounts receivable, net	3,490	4,042
Inventories	2,318	2,125
Other current assets	797	676

Total current assets	19,513	18,273
Property, plant and equipment, net	3,438	3,478
Restricted cash	1,130	1,123
Other assets	860	962

Total assets	$24,941	$23,836

Liabilities and stockholders’ equity
Current liabilities	7,219	7,765
Non-current liabilities	164	216
Stockholders’ equity	17,558	15,855

Total liabilities and stockholders’ equity	$24,941	$23,836

THE SPECTRANETICS CORPORATION
Supplemental Financial Information

(in thousands)

	3rd Qtr 2003	3rd Qtr 2002

Laser sales summary:
Laser sales from inventory	0	9
Laser sales from evaluation/rental units	5	6

Total laser sales	5	15
Worldwide installed base summary:
Laser sales from inventory	0	9
Rental placements	0	0
Evaluation placements	8	7

Laser placements during quarter	8	16
Buy-backs/returns during quarter	—	(3)

Net laser placements during quarter	8	13
Total lasers placed at end of quarter	376	354
Product line revenue summary:
Laser Revenue:
Equipment sales	$450	$1,245
Rental fees	295	329

Total	745	1,574
Disposable products revenue	5,139	4,649
Service revenue	1,014	925
Other revenue	3	9
Total revenue	6,901	7,157
Cash flow generated (used)*	600	202

*Represents net change in “cash, cash equivalents and securities” and “investment securities, non-current” as presented on the condensed consolidated balance sheets for the periods presented.

# # #